UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): April 27, 2011

HERCULES OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	0-51582 (Commission File Number)	56-2542838 (IRS Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas (Address of principal executive offices)	77046 (Zip code)
Registrant’s telephone number, including area code: (713) 350-5100
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On April 27, 2011, we completed the previously announced acquisition of assets from Seahawk Drilling, Inc. and certain of its subsidiaries pursuant to an Asset Purchase Agreement (the “Agreement”) between Hercules Offshore, Inc. (“Hercules Offshore”) and its wholly owned subsidiary, SD Drilling LLC (collectively with Hercules Offshore, “Purchasers”), and Seahawk Drilling, Inc. (“Seahawk”) and certain of its subsidiaries (collectively with Seahawk, “Sellers”).
     The purchase price for the acquisition was funded by the issuance of approximately 22.3 million shares of Hercules Offshore common stock and cash consideration of approximately $25 million. The assets acquired primarily consist of 20 jackup rigs located in the U.S. Gulf of Mexico and related equipment, accounts receivable and certain contractual rights. Assumed liabilities were limited to specific items, such as certain accounts payable, with all other liabilities retained by Seahawk.
     On April 27, 2011, we issued a press release announcing the closing of the acquisition. A copy of this press release is filed as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a) Financial statements of businesses acquired
     If required, financial statements will be filed by amendment to this Form 8-K within 71 days from the date that the filing of this report is required.
(b) Pro forma financial information
     If required, financial statements will be filed by amendment to this Form 8-K within 71 days from the date that the filing of this report is required.
(d) Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement dated February 11, 2011 (incorporated by reference to Exhibit 2.1 of Hercules’ Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 15, 2011 (File No. 0-51582)).

99.1	Press release.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.
Date: April 27, 2011	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel and Chief Compliance Officer

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